EXHIBIT 99.1

Press Release
For immediate release

For more information contact:
Shana Starr / Jason Kirshner
LFPR (for California Bank & Trust)
949.502.7750 x 209/210
shanas@lf-pr.com / jasonk@lf-pr.com

CALIFORNIA BANK & TRUST ACQUIRES ALLIANCE BANK

(SAN DIEGO – February 6, 2009) - California Bank & Trust (CB&T) officials announced today that the bank has agreed to acquire the banking operations, including all of the deposits, of Alliance Bank in a transaction facilitated by the Federal Deposit Insurance Corporation (FDIC.) Alliance Bank operates five full service branches located in Irvine, Culver City, Woodland Hills, Burbank and West Los Angeles.

Bank branches previously owned and operated by Alliance Bank, headquartered in Culver City, will reopen on Monday morning as California Bank & Trust branches.

"Our first order of business is to welcome Alliance Bank customers to California Bank & Trust and to assure them their deposits are safe and readily accessible," said David Blackford, chief executive officer of California Bank & Trust. "Their deposits will automatically transition to California Bank & Trust effective immediately and it will be business as usual when we re-open on Monday morning. We look forward to welcoming Alliance Bank customers.  California Bank & Trust has a healthy balance sheet, supported by strong capital and liquidity levels.  These factors combined with increased access to more products and services at branches throughout the state will enable us to better serve all of the banking needs of former Alliance customers.”

Blackford also sees this acquisition as an opportunity to provide additional locations and convenience to existing customers of California Bank & Trust.

 California Bank & Trust, a wholly owned subsidiary of Zions Bancorporation, has approximately $10 billion in assets. Prior to acquiring the Alliance Bank branches, California Bank & Trust had 90 freestanding branches in California. As new clients of California Bank & Trust, Alliance Bank customers will have full access to CB&T’s wide array of deposit and loan products once consolidation occurs.

Customers of Alliance Bank should continue to use their existing branches, checks, ATM or Debit Cards. If former Alliance Bank customers have any questions regarding their accounts involved in this transaction, they should continue to use the same channels as they have in the past including contacting their local branch.

The transaction includes approximately $951 million of deposits and  $1.14 billion of assets, including the loan portfolio of Alliance Bank. “Under the terms of the transaction, the FDIC will make an initial payment to California Bank & Trust and assume 80% of the first $275 million of credit losses. Any credit losses in excess of $275 million are borne 95% by the FDIC. “Based on a recent credit due diligence conducted by California Bank & Trust, we anticipate total credit losses are likely to be between $200 and $225 million,” said Blackford.

About California Bank & Trust
California Bank & Trust, a subsidiary of Zions Bancorporation (NASDAQ: ZION), is one of the leading banks headquartered in California with over $10 billion in assets and 90 offices statewide. With local management and decision-making and an emphasis on relationship banking, CB&T provides a full range of financial solutions and resources for businesses and individuals, ranging from cash management and international banking to commercial and small business lending and online banking. Learn more at www.calbanktrust.com.

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